CONSENT OF INDEPENDENT AUDITORS

SUBJECT: BLACK BIRD POTENTIALS INC.

To Whom It May Concern:

CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP consents to the use in the Regulation A+ filing with the Securities and Exchange Commission prepared by Black Bird Potentials Inc. on February 15, 2019, as it may be amended, of our report dated February 15, 2019, relating to the financial statements of Black Bird Potentials Inc. for the period ended December 31, 2018.

Sincerely,

CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP

/s/ SELAMET R. KWEE

Selamet R. Kwee, CPA
Partner

San Diego, California
March 6, 2019